Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

International Land Alliance, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of International Land Alliance, Inc. (the “Company”) of our report dated April 2, 2021, relating to our audits of the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Our report contains an explanatory paragraph that states the Company has experienced recurring losses from operations, has limited financial resources to repay its debt obligations, will require substantial new capital to execute its business plans, and the real estate industry in which it operates faces significant uncertainty due to the COVID-19 pandemic. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement on Form S-1.

HASKELL & WHITE LLP

Irvine, California

August 26, 2021